Exhibit 99.1

Ideal Power Reports Second Quarter 2018 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

AUSTIN, TX – August 13, 2018 -- Ideal Power Inc. (NASDAQ: IPWR), an innovative power conversion technology company, reported results for the three and six months ended June 30, 2018.

Key Second Quarter 2018 and Subsequent Highlights:

•	Completed corporate restructuring to support recent progress with PPSA™ and B-TRAN™ technologies. The following executive management changes were made:

o	Chairman of the Board, Dr. Lon E Bell, appointed Chief Executive Officer and President.

o	Former Chief Executive Officer Dan Brdar appointed Chief Commercial Officer of B-TRAN™ division.

o	Chief Financial Officer Tim Burns will manage Power Conversion Systems business development, purchasing and customer support functions in addition to his continued role as Chief Financial Officer.

o	Vice President of Engineering Uwe Uhmeyer will manage Power Conversion Systems R&D and product development activities.

o	Power electronics thought leader Ted Lesster appointed to the company’s board of directors.

•	Realigned into two separate operating divisions Power Conversion Systems (PPSA) and B-TRAN (Bi-directional bi-polar junction transistor).

Power Conversion Systems Division

•	Shipped two-megawatts of our SunDial™ Plus inverters for a large-scale deployment by Brantingham & Carroll International Ltd. (BCI) of an advanced solar + storage solution in China. The array is expected to be fully commissioned later this year.

•	Received a 1.1-megawatt purchase order for SunDial™ Plus inverters from NEXTracker for one of the largest solar + storage installations in Iowa with delivery expected in Q3 2018.

•	eCAMION placed multiple purchase orders with us for our Stabiliti™ multi-port power conversion systems (PCS) with initial units shipped in June and additional shipments planned for later this year. eCamion recently announced it is developing, along with Leclanche and SGEM, a network of 34 electric vehicle (EV) fast-charging sites along the Trans-Canada Highway.

•	Selected by Coritech Services as the OEM supplier of power electronics for their product line of bi-directional DC chargers for electric vehicles in the United States.

•	During the first six months of the year, shipped 450-kilowatts of our Stabiliti™ PCS to Amber Kinetics, an energy storage company focused on flywheel technology.

•	PPSA™ Patent Estate: Currently have 43 issued PPSA™ patents with five of those patents issued outside the United States, including coverage in China and Europe. In addition, our pending PPSA™ patent portfolio includes eight patent filings and contains applications in additional jurisdictions such as India.

B-TRAN™ Division

•	Completed the design, prototype build and qualification testing of a B-TRAN driver circuit.

•	Prototype driver fabrication scheduled for completion in Q3 2018. Drivers to be used in B-TRAN engineering evaluation units for customer sampling.

•	Engineering samples for potential customers and partners remain on track for delivery in Q4 2018.

•	Released domestic semiconductor fabricator for B-TRAN development runs.

•	Two prototype B-TRAN runs in fabrication with die delivery scheduled for later this year.

•	Through a development fabricator, working with a major U.S. university with excellent semiconductor expertise and facilities for die prototyping and manufacturing process development.

•	Submitted the first of several multi-million dollar proposals for government funded B-TRAN based demonstrations in collaboration with multiple application partners.

•	B-TRAN™ Patent Estate: Currently have 39 issued B-TRAN™ patents with 8 of those patents issued outside the United States in China, Europe and Australia. Our pending B-TRAN™ patent portfolio includes approximately 40 patent filings and contains applications in Japan, South Korea and India.

Management Commentary

"The second quarter of 2018 was highlighted by purchase orders for our SunDial Plus inverters for large scale deployments in China and Iowa as well as new customer penetration into the charging market with our 30 kW Stabiliti™ Series power conversion system,” said Dr. Lon Bell, Chief Executive Officer of Ideal Power. “Our project win with BCI represents our first large scale integration into a solar + storage system in the significant Chinese market. I am happy to report all two-megawatts have been delivered and the system is expected to be commissioned as early as September 2018.

“On the B-TRAN front, we have taken important steps in the development of our disruptive solid-state switch technology. Firstly, we qualified a domestic semiconductor fabricator for development runs of prototype B-TRAN dies and now have device runs in process at two fabricators. Secondly, we tested a prototype driver circuit that effectively turns on and off our B-TRAN solid-state switches. The drivers will be packaged with our B-TRAN dies to form prototype fully functional B-TRAN power switches. Finally, we kicked off a plan to deliver engineering samples to potential customers and partners late this year. In summary, we continue to see significant commercialization potential in our proprietary B-TRAN technology and are actively pursuing government grants to fund B-TRAN development,” continued Bell.

“As we look into the second half of 2018, we are encouraged by solid backlog for the third quarter, the pending commissioning of large-scale solar plus storage installation utilizing our SunDial Plus, increased order activity with current customers, such as Sharp and Amber Kinetics, and penetration into new markets like EV charging with customers such as eCAMION and Coritech,” concluded Bell.

Second Quarter 2018 Financial Results

•	Q2 2018 product revenue totalled $0.6 million versus $0.2 million in Q1 2018 and $0.3 million in Q2 2017.

•	Q2 2018 gross margins were positive 5.7% compared to negative 202% in Q2 2017.

•	Q2 2018 net loss was $1.7 million compared to Q2 2017 net loss of $3.2 million.

•	Q2 2018 cash used in operating activities was $1.1 million compared to $1.9 million in Q2 2017.

•	Cash and cash equivalents totalled $7.0 million as of June 30, 2018, with no long-term debt outstanding.

“The second quarter of 2018 demonstrated notable progress across all key metrics as the demand for our Stabiliti and SunDial products began to accelerate with new and existing customers,” said Tim Burns, Chief Financial Officer. “On the cash management side, we experienced our lowest quarterly cash burn rate since our IPO, utilizing $1.2 million of cash in the quarter, due to aggressive cost cutting initiatives and the recovery of $0.2 million as the result of legal action against a former customer for non-payment. We believe that strong cash management and no debt will provide Ideal Power with a stable financial runway well into 2019,” concluded Burns.

Conference Call Details

Ideal Power Chairman, CEO and President Dr. Lon Bell, CFO Tim Burns and B-TRAN Chief Commercial Officer Dan Brdar will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Monday, August 13, 2018
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-866-575-6539
International dial-in number:	1-323-994-2082
Conference ID:	6328211

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=130742 and via the investor relations section of the Company’s website at www.IdealPower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through September 13, 2018.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	6328211

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is a power conversion technology company that delivers innovative solutions to system integrators and project developers enabling distributed energy resources for applications both on and off the grid. Ideal Power’s products deliver reliability and compelling return on investment for renewable energy and storage applications at a competitive cost, backed by first-rate customer service. With its patented power conversion technology, Ideal Power supports a broad set of growing markets, including solar + storage, battery energy storage, electric vehicle charging and microgrids.

Ideal Power’s patented Bi-directional Bi-polar Junction Transistor (B-TRAN) semiconductor technology is a unique double-sided bi-directional AC switch expected to deliver substantial performance improvements over today's conventional power semiconductors. B-TRANs offer the potential to improve efficiency and system economics of a wide variety of power converter applications including electrified vehicle traction drives, energy storage applications, photovoltaic (PV) inverters and wind converters, variable frequency (VFD) motor drives, and AC and DC power control applications. For more information, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, market acceptance of our products in the solar + storage market, the success of our B-TRAN technology, the success of corporate reorganization and management changes, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, the timing and impact of regulatory developments affecting the markets for our products, our inability to predict with precision or certainty the pace of development and commercialization of our advanced technologies, the uncertainty of whether the demand for energy storage products will grow at a pace consistent with our expectations, whether our backlog will translate into revenue in future periods, whether demand for our products will develop, and whether we can compete successfully with other manufacturers and suppliers of power conversion products, both now and in the future, as new products are developed and marketed, whether our cost reduction efforts will continue to be successful and other risks and uncertainties set forth in our quarterly and annual reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. The availability and amount of government incentive programs affect our customers spending patterns, and adverse changes or developments in such programs – such as the SGIP in California – have materially and adversely affected our orders, net sales, gross profit and net income in the past, and may do so again in the future. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Ideal Power Investor Relations Contact:

MZ North America
Chris Tyson
949-491-8235

IPWR@mzgroup.us
www.mzgroup.us

IDEAL POWER INC.

Balance Sheets

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,980,213	$10,022,247
Accounts receivable, net	170,792	221,084
Inventories, net	239,407	251,363
Prepayments and other current assets	503,808	283,208
Total current assets	7,894,220	10,777,902

Property and equipment, net	513,153	669,571
Intangible assets, net	2,096,692	2,082,014
Other assets	55,420	37,500
Total Assets	$10,559,485	$13,566,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$517,770	$449,475
Accrued expenses	1,149,883	1,081,155
Total current liabilities	1,667,653	1,530,630

Other long-term liabilities	462,199	456,234
Total liabilities	2,129,852	1,986,864

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 1,518,430 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,518	1,518
Common stock, $0.001 par value; 50,000,000 shares authorized; 14,004,465 shares issued and 14,000,342 shares outstanding at June 30, 2018 and 13,998,465 shares issued and 13,996,121 shares outstanding at December 31, 2017, respectively	14,004	13,998
Additional paid-in capital	67,711,659	67,081,359
Treasury stock, at cost; 4,123 shares at June 30, 2018 and 2,344 shares at December 31, 2017	(9,677)	(7,489)
Accumulated deficit	(59,287,871)	(55,509,263)
Total stockholders’ equity	8,429,633	11,580,123
Total Liabilities and Stockholders’ Equity	$10,559,485	$13,566,987

IDEAL POWER INC.

Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Product revenue	$619,942	$253,370	$801,442	$529,040
Cost of product revenue	584,800	764,609	919,763	1,475,539
Gross profit (loss)	35,142	(511,239)	(118,321)	(946,499)

Operating expenses:
Research and development	905,541	1,108,368	1,663,324	2,298,537
General and administrative	817,672	1.170,415	1,709,660	2,076,378
Sales and marketing	69,989	427,336	324,232	968,869
Total operating expenses	1,793,202	2,706,119	3,697,216	5,343,784

Loss from operations	(1,758,060)	(3,217,358)	(3,815,537)	(6,290,283)

Interest income, net	35,614	7,034	36,929	11,575

Net loss	$(1,722,446)	$(3,210,324)	$(3,778,608)	$(6,278,708)

Net loss per share – basic and fully diluted	$(0.12)	$(0.23)	$(0.27)	$(0.50)

Weighted average number of shares outstanding – basic and fully diluted	13,992,791	13,989,282	13,991,961	12,443,076

IDEAL POWER INC.

Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(3,778,608)	$(6,278,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	(98,337)	273,727
Write-down of inventory	5,458	712,083
Depreciation and amortization	216,920	224,926
Write-off of capitalized patents	15,478	202,343
Write-off of fixed assets	7,055	15,036
Stock-based compensation	630,306	498,006
Decrease (increase) in operating assets:
Accounts receivable	148,629	(100,715)
Inventories	6,498	166,529
Prepayments and other current assets	(238,520)	77,981
Increase (decrease) in operating liabilities:
Accounts payable	68,295	(133,783)
Accrued expenses	74,693	(5,627)
Net cash used in operating activities	(2,942,133)	(4,348,202)

Cash flows from investing activities:
Purchase of property and equipment	(18,525)	(18,146)
Acquisition of intangible assets	(79,188)	(171,134)
Net cash used in investing activities	(97,713)	(189,280)

Cash flows from financing activities:
Net proceeds from issuance of stock	-	13,657,331
Payment of taxes related to restricted stock vesting	(2,188)	-
Exercise of options and warrants	-	11,143
Net cash provided by financing activities	(2,188)	13,668,474

Net increase (decrease) in cash and cash equivalents	(3,042,034)	9,130,992
Cash and cash equivalents at beginning of period	10,022,247	4,204,916
Cash and cash equivalents at end of period	$6,980,213	$13,335,908

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